RELEASE AGREEMENT

This Release, dated as of April 26, 2024 (this “Release”) by and between Scott MacKenzie (“Employee”) and Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”).
WHEREAS, Employee and the Company entered into an Offer Letter dated October 7, 2022 (the “Offer Letter”), which provides for Employee’s employment on the terms and conditions specified therein;
WHEREAS, Employee and the Company entered into a Stock Option Inducement Award Agreement (the “Award Agreement”), memorializing the terms of a grant of options (the “Options”) as an inducement for Employee to enter into the Award Agreement and specifying the terms thereof; and
WHEREAS, Employee’s employment with the Company has terminated effective April 26, 2024.
NOW, THEREFORE, in consideration of the premises and mutual promises herein contained, the sufficiency and receipt of which is hereby acknowledged, Employee and the Company agree as follows:
1.     Termination Of Employment. The Parties agree that Employee’s employment with the company and any of company’s affiliates has terminated effective as of the close of business on April 26, 2024 (the “Termination Date”).

2.    Consideration. Subject to Employee executing this Agreement within a twenty-one (21) day period immediately following receipt of this Agreement (and not revoking acceptance prior to the Release Effective Date, defined below) and his compliance with the terms of this Agreement, the Company agrees to vest, as of the Release Effective Date (defined below), all unvested Options. Employee acknowledges and agrees that all Options remain subject to the exercise period in Section 3.1 of the Award Agreement.

3.    Employee Waiver and Release.

(a) As consideration for the accelerating vesting of the remaining unvested Options, Employee, on behalf of Employee and Employee’s heirs, executors, devisees, successors and assigns (collectively, the “Releasors”), knowingly and voluntarily releases, remises and forever discharges the Company and its parents, direct and indirect subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, partners, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (collectively, “Claims”), which the Releasors ever had, now have or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever relating to Employee’s employment with the Company arising prior to the time Employee signs this Release, expressly excluding claims as set forth below. This paragraph 1(a) shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that the Releasors may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), including the Older Workers Benefit Protection Act of 1990; the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, the New York Labor Law, including the New York State Human Rights Law, the New York Retaliatory Action by Employers Law, Article 6 of the New York Labor Law, the New York Nondiscrimination for Legal Actions Law, Article 4 of the New York Civil Rights Law, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship with the Company, including in connection with or arising out of the Offer Letter.
(b) For the purpose of implementing a full and complete release, except as set forth herein, Employee understands and agrees that this Release is intended to include all claims, if any, which the Releasors may have and which Employee does not now know or suspect to exist in Employee’s favor against the Releasees, from the beginning of time until the time Employee signs this Release, and this Release extinguishes those claims.
(c) Employee acknowledges that the consideration given for this Release is in addition to anything of value to which Employee was already entitled.
(d) Notwithstanding anything in the Offer Letter or this Release to the contrary, this Release shall not apply to and neither Employee nor any other Releasor waives or releases (i) any rights to accrued and vested benefits under the employee benefit plans of the Company; (ii) any right Employee may have to indemnification pursuant to the by-laws, other corporate documents or a directors & officers or other insurance policy; and (iii) claims with respect to the breach of any covenant to be performed by the Company pursuant to this Release.
(f) Employee understands and acknowledges that Employee has the right under U.S. federal law to certain protections for cooperating with or reporting legal violations to the SEC or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Release are intended to prohibit Employee from disclosing this Release to, or from cooperating with or reporting violations to, the Equal Employment Opportunity Commission, the SEC or any other such governmental entity, and Employee may do so without disclosure to the Company. The Company may not retaliate against Employee for any of these activities. Further, nothing in this Release precludes Employee from filing a Charge of Discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency. However, once this Release becomes effective, Employee understands and acknowledges that Employee may not receive a monetary award or any other form of personal relief from the Company in connection with any such charge or complaint that Employee filed or is filed on Employee’s behalf.
(g) Employee understands and acknowledges that Employee will not be held criminally or civilly liable under any federal or state law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the Company’s trade secrets to Employee’s attorney and use the trade secret information in the court proceeding if Employee files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.
(h) By executing this Release, Employee hereby agrees that neither Employee nor any other Releasor will initiate, maintain or join any proceeding in any judicial forum relating to any matters covered by this Release. Employee represents that neither Employee nor any other Releasor has initiated, maintained or joined any such proceeding as of the date of this Release.
4. Employee Representations. Employee acknowledges and represents that this Release provides for the full and final settlement of all of the Company’s obligations with respect to Employee in connection with Employee’s employment through the date this Release is executed by Employee.

5. Offer Letter. Except as otherwise set forth herein, the Offer Letter is terminated effective as of the date of the termination of Employee’s employment shall be of no further force and effect with no further liability or obligation of any party thereto thereunder.

6. Continuing Obligations. Employee shall remain bound by, and agrees to comply with, the terms and conditions set forth in the Restrictive Covenant Agreement, dated October 12, 2022 (the “Restrictive Covenant Agreement”), entered into by Employee.

7. Consultation with Attorney; Voluntary Agreement. Employee shall have up to twenty-one (21) days from the date of his receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement at any time within this period by executing it and returning it to the Company no later than 5:00 p.m. on the twenty-first (21st) day after his receipt of this Agreement. Thereafter, Employee will have seven (7) days to revoke this Agreement by stating his desire to do so in writing to the Company no later than 5:00 p.m. on the seventh (7th) day following the date he signs this Agreement. The effective date of this Agreement shall be the eighth (8th) day following his signing of this Agreement (the “Release Effective Date”), provided Employee does not revoke the Agreement during the revocation period. In the event Employee does not accept this Agreement as set forth above, or in the event he revokes this Agreement during the revocation period, this Agreement, including but not limited to the obligation of the Company and its subsidiaries and affiliates to accelerate the vesting of the Options referred to in Section 2 above, shall automatically be deemed null and void. Employee acknowledges that the Company has advised Employee to consult with an attorney of Employee’s choosing prior to signing this Release. Employee understands and agrees that Employee has the right and has been given the opportunity to review this Release with an attorney. Employee also understands and agrees that Employee is under no obligation to sign the Release. Employee acknowledges and agrees that the accelerated vesting of the remaining unvested Options hereunder is sufficient consideration to require Employee to abide with Employee’s obligations under this Release. Employee represents that Employee has read this Release and understands its terms and that Employee enters into this Release freely, voluntarily and without coercion.

8. No Admissions. Employee understands and acknowledges that the Releasees make no admission that any Releasee has engaged or is now engaging in any unlawful conduct, and that this Release shall not be used or construed as such in any legal or administrative proceeding.

9. Confidentiality of Release. Employee agrees to keep confidential this Release, except that Employee may disclose this Release to their legal and financial advisers and as otherwise may be required under applicable law, rule or regulation or pursuant to court order or in any legal proceeding to enforce rights hereunder or under the Offer Letter.

10. Entire Agreement. This Release contains the entire agreement between the parties with respect to the subject matter hereof; and this Release supersedes all other agreements and drafts hereof, oral or written, between the parties hereto with respect to the subject matter hereof. No promises, statements, understandings, representations or warranties of any kind, whether oral or in writing, express or implied, have been made to Employee to induce Employee to enter into this Release other than the express terms set forth herein, and Employee is not relying upon any promises, statements, understandings, representations, or warranties other than those expressly set forth in this Release. Notwithstanding anything to the contrary contained herein, the terms and conditions of the Restrictive Covenant Agreement shall remain in full force and effect.

11. Successors and Assigns. Employee may not assign this Release. The Company may freely assign this Release at any time. This Release shall inure to the benefit of the Releasees and their respective successors and assigns.

12. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Release may be executed by electronic signature, including pdf, and any such electronic signature shall have the same effect as a written signature.

13. Captions and Headings. The captions and headings of this Release are for convenience of reference only and will not be used to construe the terms or meaning of any provision of this Release. All references in this Release to a section are a reference to the section of this Release unless noted otherwise.

14. Governing Law. All matters affecting this Release, including the validity thereof, are to be subject to, and interpreted and construed in accordance with, the laws of the State of New

York applicable to contracts executed in and to be performed in the State of New York. All actions arising out of or relating to this Release shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate courts thereof) (collectively, “Specified Courts”). Each party hereto hereby (i) submits to the exclusive jurisdiction of any Specified Court for the purpose of any action arising out of or relating to this Release brought by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Release or the transactions contemplated hereby may not be enforced in or by any Specified Court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.
Employee has been advised to consult with counsel of Employee’s choice. By accepting and agreeing to this Release, Employee acknowledges that this Release has been written in a way so that Employee could understand it and Employee does understand it and has had the opportunity to consult with counsel of Employee’s choice and that there was no disparity in bargaining power between or among the parties to this Release, and any presumption that ambiguities shall be construed against a drafter does not apply. In signing this Release, Employee has acted voluntarily and has not relied upon any representation made by the Company or any affiliate of the Company. Employee further acknowledges that Employee has 7 days after signing to revoke Employee’s signature.

COMPANY:

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jordan Kovler
	Name:	Jordan Kovler
	Title:	Chief Executive Officer

ACCEPTED AND AGREED:

EMPLOYEE:

/s/ Scott MacKenzie
SCOTT MACKENZIE